RUBY TUESDAY, INC.
EXECUTIVE LIFE INSURANCE PREMIUM PLAN

EFFECTIVE AS OF JANUARY 1, 2004

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SECTION 1
INTRODUCTION

        Ruby Tuesday, Inc. hereby establishes the Ruby Tuesday, Inc. Executive Life Insurance Premium Plan, effective as of January 1, 2004 (the "Plan").

        The Company intends to maintain the Plan indefinitely. The Plan provides for each Plan Sponsor to pay its respective LIP benefits and administrative costs from its general assets. The establishment of the Plan shall not convey rights to Participants or any other person which are greater than those of the general creditors of the Plan Sponsor.

        The terms and conditions of participation and benefits under the Plan are determined exclusively by the provisions of this document. In the event of any conflict between the provisions of this document and any other description of the Plan, the provisions of this document control.

SECTION 2
DEFINITIONS

        As used in this Plan, the masculine pronoun shall include the feminine and the feminine pronoun shall include the masculine unless otherwise specifically indicated. In addition, the following words and phrases as used in this Plan shall have the following meaning unless a different meaning is plainly required by the context:

        2.1     “Affiliate” means (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Code Section 414(b)) as is a Plan Sponsor, (b) any other trade or business (whether or not incorporated) under common control (within the meaning of Code Section 414(c)) with a Plan Sponsor, (c) any other corporation, partnership or other organization which is a member of an affiliated service group (within the meaning of Code Section 414(m)) with a Plan Sponsor, and (d) any other entity required to be aggregated with a Plan Sponsor pursuant to regulations under Code Section 414(o).

        2.2     “Board of Directors” shall mean the Board of Directors of Ruby Tuesday, Inc.

        2.3     “Code” shall mean the Internal Revenue Code of 1986 and all regulatory guidance promulgated thereunder, as the same may be amended and modified from time to time.

        2.4     “Company” shall mean Ruby Tuesday, Inc.

        2.5     “Compensation” shall mean a Participant’s annual base salary rate, including base salary otherwise designated for diversion to a 401(k) plan, deferred compensation plan or cafeteria plan of the Company or an Affiliate or any similar or successor plan. Compensation shall not include any other forms of compensation, fringe benefits or severance payments or benefits, whether characterized as such, made pursuant to any employment agreement, separation agreement, severance plan or policy or any similar arrangement, unless such agreement, plan, policy or arrangement expressly provides that the special termination or severance payments or benefits are to be included as Compensation under the Plan.

        2.6     “Eligible Employee” shall mean an employee of a Plan Sponsor who is among a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA and who is a participant in the Ruby Tuesday, Inc. Executive Supplemental Pension Plan (or any successor plan).

        2.7     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

        2.8     “LIP” shall mean the benefits of the Plan, which are the life insurance premiums payment benefits described in Section 4.

        2.9     “Participant” shall mean any Eligible Employee who has become a Participant pursuant to Section 3.

        2.10     “Plan” shall mean this Ruby Tuesday, Inc. Executive Life Insurance Premium Plan, as from time to time amended.

        2.11     “Plan Administrator” means the person or persons appointed by the Board of Directors to administer the Plan on behalf of the Company; in lieu of any such appointment, the Company shall serve as the Plan Administrator.

        2.12     “Plan Sponsor” shall mean the Company and each Affiliate that has adopted the Plan with the approval of the Company.

        2.13     “Projected Final Compensation” shall mean the projected Compensation of a Participant at age 60 determined by beginning with the Participant’s Compensation at the time he or she becomes a Participant in the Plan and increasing that Compensation by four percent (4%), compounded annually, as of each anniversary of the Participant’s commencement of participation in the Plan through the anniversary that immediately precedes the Participant’s attainment of age 60. The Plan Administrator may, but is not required, to adjust periodically a Participant’s Projected Final Compensation to reflect an increase or decrease in a Participant’s Compensation for the purpose of adjusting the Participant’s LIP benefit.

SECTION 3
PARTICIPATION

        3.1     Commencement of Participation. An Eligible Employee is eligible for Plan participation if he or she is designated for participation in writing by the Plan Administrator and he or she timely applies for and is issued a term policy on his or her life of a type and by an insurer designated by the Plan Administrator. In determining whether an otherwise Eligible Employee shall be designated for participation in the Plan, the Plan Administrator may consider any factors that it determines to be relevant, including, but not limited to, whether the Eligible Employee may secure term life insurance coverage at rates offered by the applicable insurer under its standard underwriting guidelines.

        3.2     Termination of Participation. A Participant’s participation in the Plan shall cease upon the first to occur of the following:

(a) the Participant ceases to be an Eligible Employee;

(b) the Participant ceases to be employed by the Company or any Affiliate;

(c) the Participant is advised in writing by the Plan Administrator that his or her participation has ceased;

    (d)        the policy issued to the Participant, as contemplated by Section 3.1, is surrendered or exchanged by the Participant or the Participant causes any material change in the terms of the policy without the written consent of the Plan Administrator; or

(e) the Participant refuses or neglects to cooperate with the Company in its efforts to confirm whether any circumstances described in Section 3.2(d) exist.

SECTION 4
LIFE INSURANCE PREMIUM PAYMENTS

        4.1     Amount of LIP Benefit. The LIP benefit for each Participant is an annual amount payable during the period of time that the Participant continues his or her participation in the Plan. The annual LIP benefit is equal to the amount of the annual premium that would be due under a term life insurance policy of a type and kind contemplated by Section 3.1 having a death benefit equal to four (4) times the Participant’s Projected Final Compensation. The amount of the LIP benefit will be determined in accordance with the foregoing without regard to the death benefit provided by the actual term life insurance policy issued to a Participant.

        4.2     Payment of LIP Benefit. The amount of the LIP benefit shall be paid in cash to each Participant; provided, however, that the Plan Administrator, in its sole discretion, may pay all or a portion of the LIP benefit directly to the insurer that issued the policy contemplated by Section 3.1.

        4.3     Enhancement to LIP Benefit. From time to time, the Plan Administrator, in its sole discretion, may elect to increase the annual LIP benefit for any one or more Participants by an amount intended to mitigate all or a portion of the federal, state and/or local income tax consequences to such Participant(s) that are determined to be attributable to the payment of the annual LIP benefit. The timing, form and payment of any supplemental amount that becomes payable pursuant to this Section 4.3 shall be determined by the Plan Administrator in its sole discretion.

SECTION 5
ADMINISTRATION OF THE PLAN

        5.1     Except as otherwise specifically provided in the Plan, the Plan Administrator shall have the full power and authority to administer the Plan.

        5.2     The Plan Administrator shall from time to time establish rules, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business. All elections under the Plan by a Participant shall be made on forms prescribed by the Plan Administrator. The Plan Administrator shall have discretionary authority to construe the terms of the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan, including, but not limited to, those concerning eligibility for benefits. The Plan Administrator’s actions need not be uniform among Participants. All determinations of the Plan Administrator shall be conclusive and binding on all persons, subject to the provisions of the Plan and subject to applicable law.

        5.3     The Plan Administrator shall furnish Participants with any disclosures now or hereafter required by ERISA or the Code. The Plan Administrator shall file, as required, the various reports and disclosures concerning the Plan and its operations as required by ERISA and by the Code, and shall be solely responsible for establishing and maintaining all records of the Plan.

        5.4     The statement of specific duties for a Plan Administrator in this Section is not in derogation of any other duties which a Plan Administrator has under the provisions of the Plan or under applicable law.

SECTION 6
CERTAIN RIGHTS AND LIMITATIONS

        6.1     The establishment of the Plan shall not be construed as conferring any legal rights upon any employee or other person for a continuation of employment, nor shall it interfere with the rights of the Company or an Affiliate to discharge any employee and to treat such employee without regard to the effect which such treatment might have upon such employee as a Participant of the Plan.

        6.2     If the Plan Administrator shall find that a Participant is unable to care for his affairs because of illness, accident or is a minor, the Plan Administrator may direct that any benefit payment due such Participant, unless claim shall have been made therefor by a duly appointed legal representative, be paid to the spouse, a child, parent or other blood relative, or to a person with whom the Participant or other person resides. Any such payment so made shall be a complete discharge of the liabilities of the Plan with respect to such Participant.

        6.3     No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, garnishment, attachment, encumbrance or charge, and any attempt so to do shall be void; nor shall any such benefit be in any manner liable for or subject to the debts, contract liabilities, engagements or torts of the person entitled to such benefit.

        6.4     All benefits payable under the Plan to a Participant shall be payable from the general assets of the Plan Sponsor who last employed the Participant. The Plan shall not be funded by the Company or any Affiliate. No rights of any Participant hereunder shall be subject to participation, alienation, sale, transfer, assignment, pledge, garnishment, attachment or encumbrance nor to the debts, contracts, liabilities, engagements or torts of any Participant.

        6.5     When payments commence under the Plan, the Plan Sponsor shall have the right to deduct from each payment made under the Plan any required withholding taxes. The Plan Sponsor may deduct from a Participant’s compensation any required withholding taxes attributable to the Participant’s participation in the Plan prior to the date payments commence.

SECTION 7
AMENDMENT AND TERMINATION OF THE PLAN

        7.1     Right to Amend. The Board of Directors (or the Plan Administrator to the extent it has been delegated authority) reserves the right at any time and from time to time, and retroactively if deemed necessary or appropriate, to amend or modify in whole or in part, any or all of the provisions of the Plan pursuant to its normal procedures; provided that no such modification or amendment shall adversely affect any LIP benefits paid to Participants prior to the date such amendment or modification is adopted or becomes effective, whichever is later.

        7.2     Right to Terminate. The Board of Directors (or the Plan Administrator to the extent it has been delegated authority) may terminate the Plan for any reason at any time.

ARTICLE 8
CLAIMS REVIEW PROCEDURE

        8.1     Notice of Denial. If a Participant is denied a claim for benefits under the Plan, the Plan Administrator shall provide to the claimant written notice of the denial within ninety (90) days after the Plan Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed a period of ninety (90) days from the end of such initial period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Plan Administrator expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

        8.2     Contents of Notice of Denial. If a Participant is denied a claim for benefits under a Plan, the Plan Administrator shall provide to such claimant written notice of the denial which shall set forth:

(a) the specific reasons for the denial;

(b) specific references to the pertinent provisions of the Plan on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

    (d)        an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Sections 502(a) of ERISA following an adverse benefit determination on review.

        8.3     Right to Review.         After receiving written notice of the denial of a claim, a claimant or his or her representative shall be entitled to:

(a) request a full and fair review of the denial of the claim by written application to the Plan Administrator;

(b) request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

(c) submit written comments, documents, records, and other information relating to the denied claim to the Plan Administrator; and

    (d)        a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

        8.4     Application for Review.   If a claimant wishes a review of the decision denying his or her claim to benefits under the Plan, the claimant must submit the written application to the Plan Administrator within sixty (60) days after receiving written notice of the denial.

        8.5     Hearing.        Upon receiving such written application for review, the Plan Administrator may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Plan Administrator received such written application for review.

        8.6     Notice of Hearing.   At least ten (10) days prior to the scheduled hearing, the claimant and his or her representative designated in writing by the claimant, if any, shall receive written notice of the date, time, and place of such scheduled hearing.  The claimant or his or her representative, if any, may request that the hearing be rescheduled, for his or her convenience, on another reasonable date or at another reasonable time or place.

        8.7     Counsel.   All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

        8.8     Decision on Review.    No later than sixty (60) days following the receipt of the written application for review, the Plan Administrator shall submit its decision on the review in writing to the claimant involved and to his or her representative, if any, unless the Plan Administrator determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days after the date of receipt of the written application for review. If the Plan Administrator determines that the extension of time is required, the Plan Administrator shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision on review. In the case of a decision adverse to the claimant, the Plan Administrator shall provide to the claimant written notice of the denial which shall include:

(a) the specific reasons for the decision;

(b) specific references to the pertinent provisions of the Plan on which the decision is based;

    (c)        a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

    (d)        an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review.

ARTICLE 9
ADOPTION BY AFFILIATES

        9.1     Rights of Affiliates to Participate.   Any Affiliate may, in the future, adopt this Plan provided that proper action is taken by the Board of Directors of such Affiliate and the participation of such Affiliate is approved by the Board of Directors. The administrative powers and control of the Company, as provided in this Plan, shall not be deemed diminished under this Plan by reason of the participation of any other Affiliate and the administrative powers and control granted hereunder to the Plan Administrator shall be binding upon any Affiliate adopting this Plan. Each Affiliate adopting this Plan shall have the obligation to pay the benefits to its employees hereunder and no other Affiliate shall have such obligation and any failure by a particular Affiliate to live up to its obligations under this Plan shall have no effect on any other Affiliate. Any Affiliate may discontinue this Plan at any time by proper action of its Board of Directors subject to the provisions of Section 7.

        IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of January 1, 2004.

RUBY TUESDAY, INC.
By: /s/ Samuel E. Beall, III
Title:Chairman of the Board, President and Chief Executive Oficer
ATTEST:
/s/ Scarlet May Secretary [CORPORATE SEAL]